UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2016

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 10, 2016, Altisource Residential Corporation (the “Company” or “Residential”) entered into an agreement (the “Agreement”) with BLR Partners LP and the other persons listed on Schedule A thereto (collectively, “RESI Shareholders Group”), a shareholder group with ownership of approximately 2.5% of the Company’s outstanding shares. Under the terms of the Agreement, Residential has agreed to add two new independent directors identified and selected by Residential to the Board of Directors of the Company (the “Board”) before the earlier of (i) 12 months following the date of the Agreement and (ii) the Company’s 2017 annual meeting of stockholders.

Pursuant to the Agreement, RESI Shareholders Group agreed to withdraw its nomination of certain individuals for election to the Board at the Company’s 2016 annual meeting of stockholders, effective as of the date of the Agreement. RESI Shareholders Group also agreed to abide by certain customary standstill obligations until the second anniversary of the Company’s 2016 annual meeting of stockholders.

The disclosures herein regarding the Agreement do not purport to be complete and are qualified in their entirety to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 8.01	Other Events

On May 11, 2016, the Company issued a press release announcing its entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement between Altisource Residential Corporation and RESI Shareholders Group, dated May 10, 2016
99.1	Press Release of Altisource Residential Corporation dated May 11, 2016

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Residential Corporation

May 11, 2016	By:	/s/ Stephen H. Gray
Stephen H. Gray
Chief Administrative Officer